KPMG

Two Central Park Place

Suite 1501

Omaha, Nebraska 68102

February 21, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously accounts for Bridges Investment Fund, Inc. and, under the date of January 10, 2002, we reported on the financial statements of Bridges Investment Fund, Inc. as of and for the year ended December 31, 2001. On August 20, 2002, we resigned. We have read Bridges Investment Fund, Inc.'s statement included under Item 77K of its Form NSAR dated February 24, 2003, and we agree with such statements.

Very truly yours,

KPMG LLP